Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

POLARYX THERAPEUTICS, INC.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share	(1)	Other	3,867,158	$2.24	$8,662,434.00	0.0001381	$1,196.30

Total Offering Amounts:						$8,662,434.00		1,196.30
Total Fee Offsets:								0.00
Net Fee Due:								$1,196.30

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933,as amended (the “Securities Act”) this registration statement also relates to such additional number of shares available for issuance under the Polaryx Therapeutics, Inc. 2025 Equity Incentive Plan (the “Plan”) as may be required pursuant to the Plan in the event of a stock dividend, stock split, recapitalization or other similar event, or as otherwise provided for in the Plan.

Represents 3,867,158 shares of common stock available for future issuance under the Plan, which number consists of (i) 1,500,000 shares initially available for future grants under the Plan and (ii) 2,367,158 shares increased on January 1, 2026 pursuant to the terms of the Plan.

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act, on the basis of the average of the high and low prices per share of the common stock as reported on The Nasdaq Capital Market on July 22, 2026.